EXHIBIT 99.4

CONTRACT FOR SALE AND PURCHASE

PARTIES: KENT G. WHITTEMORE and KATHRYN S. WHITTEMORE, as "Seller", and CHARLES P. GODELS (Social Security Number ***-**-**** ) and MARGUERITE GODELS, his wife (Social Security Number ***-**-**** ), as "Buyer", hereby agree that Seller shall sell and Buyer shall buy the following property upon the following terms and conditions which Include the Standards for Real Estate Transactions attached hereto, hereinafter referred to as the "Standards".

I.         DESCRIPTION:

            a)        Legal description of real estate (the "Property") located in Pinellas County, Florida:

Lot 10 and the South 8.5 feet of Lot 11, GULF PENINSULA IMPROVEMENT CO'S SUB DIVISION as recorded in Plat Book 6, Page 13, Public Records of Hillsborough County, Florida, of which Pinellas County was once a part.

            b)        Street address of the property being conveyed is: 770 1 st Ave. No., St. Petersburg, Florida

            c)        Personal property included:    Existing blinds

II.        PURCHASE PRICE:                                                                                        $185,000.00

            PAYMENT:

a) Deposit to be held in escrow by The Whittemore Law Group, PA ("Escrow Agent")	5,000.00
b) Purchase money note and mortgage	50,000.00
b) Balance to close (U.S. cash, certified or cashier's check) subject to adjustments and prorations	130,000.00
TOTAL	$ 185.000.00

III.       TITLE EVIDENCE: At or before closing, Seller shall, at their expense, deliver to Buyer or his attorney, in accordance with Standard A., title insurance commitment with fee owner's title policy premium to be paid by Sellers at closing.

IV.      TIME FOR ACCEPTANCE AND EFFECTIVE DATE: If this offer is not executed by both parties hereto on or before the 24th day of February, 1999, the aforesaid deposits shall be, at the option of Buyer, returned to him and this offer shall thereafter be null and void. The date of Contract shall be the date when the last one of the Sellers and Buyer has signed this offer.

V.        CLOSING DATE: This transaction shall be closed and the deed and other closing papers delivered on or before the 1 st day of April, 1999, unless extended by other provisions of this Contract.

VI.      RESTRICTIONS. EASEMENTS. LIMITATIONS: Buyer shall take title to zoning, land use plans, restrictions, prohibitions and other requirements imposed by governmental authority; restrictions and matters appearing on the plat or otherwise common to the subdivision; public utility easements of record, taxes for the year of closing and subsequent years, matters contained in that survey of the Property by George F.

Young, Inc., dated March 18,1998, that encroachment and other matters contained in that survey of the real property immediately South of the Property and that Agreement to Waive Encroachments dated September 6th, 1996 between the Arts Center, Inc. d/b/a The St. Petersburg Center for the Arts and Seller ..

VII.     ASSIGNABILITY: Buyer may not assign this Contract except to a corporation wholly owned by Buyer. In the event of an assignment of this Contract to any such corporation, Buyer, and each of them, agree to guaranty performance and payment of the purchase money note and mortgage to be held by Seller.

VIII.    FINANCING CONTINGENCY: Buyer's obligations hereunder are contingent upon receiving, on or before March 24, 1999, a written commitment for a loan for $115,000.00 with interest and terms at prevailing market rates and conditions in Pinellas County, Florida for similar properties. If Buyer has not notified Seller in writing of his inability to meet the contingency set forth in this paragraph on or before March 25, 1999, the contingency set forth in this Paragraph shall be deemed to have been waived. Buyer agrees to apply for said loan on or before February 26, 1999, and to use best efforts to meet the requirements of any lender to whom he applies.

IX ..     PURCHASE MONEY NOTE AND MORTGAGE. Seller agrees to hold a purchase money note and mortgage in the amount of $50,000.00. Said purchase money note shall bear interest at 9 Y:z % per annum with monthly payments of interest only until April 1 , 2004, at which time the entire principal balance and any accrued but unpaid interest shall be due and payable in full. The purchase money note and mortgage shall be in a form customarily used by commercial banks for similar loans in Pinellas County, Florida. Said purchase money note and mortgage may be prepaid in whole or in part at any time without penalty and shall be subordinate only to a first mortgage securing indebtedness of not more than $115,000.00. Buyer agrees to execute, record at its expense and authorize Seller to deliver to the holder of the first mortgage a notice pursuant to Fla. Stat. 697 ..04(1)(b) limiting the maximum principal amount of the first mortgage to $115,000.00.

X.        ALLEY VACATION. At closing, Seller agrees to assign to Buyer, without recourse or warranty, all of their rights under that Agreement as to Alley Vacation dated May 31,1996, between Portal Investments, Inc. and The Arts Center Association, Inc., dba St. Petersburg Center for the Arts.

XI.      DEFERRED EXCHANGE. Buyer agrees that, as long as such action dos not delay or otherwise negatively affect the closing of the transactions contemplated by this agreement or require Buyer to make any payment or incur any obligation other than as required in this Agreement, Buyer shall cooperate with the Seller in any Seller effort to undertake a "Deferred Exchange" (as that capitalized term is defined in Section 1.1031 (k)-1 (a), Federal Tax Regulations) of the Property.

XII.     INSPECTION CONTINGENCY. Buyer's obligations hereunder are contingent upon an inspection of the Property by Buyer and Buyer's experts and acceptability to Buyer of the condition of the Property. Buyer, in its inspection, may conduct such tests as may be reasonably necessary to determine the condition of the Property but shall not conduct any destructive testing and shall restore the Property to its pretesting condition upon completion of such testing. Buyer shall indemnify and save Seller harmless from any and all claims and damages resulting from such testing and from any and all claims and damages suffered by anyone on the Property at Buyer's request in connection with such testing. If Buyer has not notified Seller in writing of the unacceptability of the condition of the Property on or before March 25, 1999, the contingency set forth in this Paragraph shall be deemed to have been waived. Buyer agrees to use best efforts to timely complete the testing contemplated in this Paragraph.

XIII. BROKERAGE FEES. Upon, and only upon, the closing of the transaction contemplated by this Contract, Seller shall pay a real estate commission to Structure Real Estate, Inc. of 3% of the Purchase Price. By execution hereof the parties confirm that they are aware that Structure Real Estate, Inc. represents Buyer in connection with the transaction contemplated by this Contract.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT.
IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF ANY ATTORNEY PRIOR TO SIGNING.
Executed by Buyer on 2/24/99
/s/ Charles P. Godels
/s/ Marguerite Godels	Charles P. Godels
Witness
/s/ Jay D. Solomon
Witness
/s/ Marguerite Godels
/s/ Charles P. Godels	Marguerite Godels
Witness
/s/ Jay D. Solomon
Witness

Executed by Seller on 2/24/99
/s/ Kent G. Whittemore
/s/ Duane Randell Ringer	Kent G. Whittemore
Witness
/s/ Raymona Vitho
Witness
/s/ Kathryn S. Whittemore
/s/ Duane Randell Ringer	Kathryn S. Whittemore
Witness
/s/ Raymona Vitho
Witness

STANDARDS FOR REAL ESTATE TRANSACTIONS

A.        Evidence of Title. A title insurance commitment issued by a Florida licensed title insurer agreeing to issue to Buyer, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the purchase price, insuring marketable title of Buyer to the Real Property, subject only to liens, encumbrances, exceptions or qualifications set forth in this Contract. Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law. Buyer shall have five (5) days, from date of receiving evidence of title to examine it. If title is found defective, Buyer shall, within three (3) days notify Seller in writing specifying the defects. If said defects render title unmarketable, Seller shall have one hundred twenty (120) days from the receipt of the notice within which to remove said defects, failing which Buyer shall have the option of either accepting the title as it then is, or demanding a refund of deposits paid which shall immediately be returned to Buyer; thereupon Buyer and Seller shall release one another, of all further obligations under the Contract. Seller shall, if title is found to be unmarketable, use diligent effort to correct the defects in the title within the time provided therefor, excluding, however, the bringing of necessary suits

B.        Survey. Buyer, within the time allowed for delivery of evidence of title and examination thereof, may have the Property surveyed at his expense. If the survey, certified by a registered Florida surveyor, shows any encroachment on said Property other than those shown on the surveys referenced in Paragraph VI or that improvements, other than those shown on the surveys referenced in Paragraph VI, intended to be located on the subject Property, in fact, encroach on lands of others or violate any of the Contract covenants, the same shall be treated as a title defect. Any survey prepared in connection with or as a consequence of this transaction may include a description of the Property under the Florida Coordinate System as defined in Chapter 177, Florida Statutes

C.        Liens. Seller shall, as to the Property being sold hereunder, furnish to Buyer at the time of closing an affidavit attesting to the absence, unless otherwise provided for herein, of any financing statements, claims of lien or potential lienors known to Seller, and further attesting that there have been no improvements to the Property for ninety (90) days immediately preceding the date of closing.

D.        Place of Closing. Closing shall be held in the county wherein the Property is located, at the office of the attorney or other closing agent designated by Seller.

E.        Time. Time is of the essence of this Contract. Any reference herein to time periods of less than six (6) days shall, in the computation thereof, exclude Saturdays, Sundays and legal holidays, and any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5 p.m. of the next full business day

F.        Expenses. Documentary stamps which are required to be affixed to the instrument of conveyance, and the cost of recording any corrective instruments shall be paid by Seller. Any and all costs incurred with regard to financing, including any mortgagee's title insurance, and the cost of recording the deed shall be paid by Buyer.

G.        Proration of Taxes (Real and Personal). Taxes shall be prorated based upon the current year's tax with due allowance made for maximum allowable discount for early payment and homestead and other exemptions if allowed for said year. If closing occurs at a date when the current year's assessment is not available, then taxes will be prorated on the prior year's tax; provided, however, if there are completed improvements on the Property by January 1 st of the year of closing; which improvements were n0t in existence on January 1 st of that prior year, then taxes shall be prorated based upon the prior year's millage and at an equitable assessment to be agreed upon between the parties, failing which, a request will be made to the County Property Appraiser for an informal assessment taking into consideration homestead exemption, if any.

H.        Special Assessment Liens. Certified, confirmed and ratified special assessment liens as of the date of closing, and not as of the date of this Contract, are to be paid by Seller. Pending liens as of the date of closing shall be assumed by Buyer; provided, however, that where the improvement has been substantially completed as of the date of this Contract, such pending lien shall be considered as certified, confirmed or ratified, and Seller shall, at closing, be charged an amount equal to the last estimate by the public body, of the assessment for the improvement.

I.         Attorneys' Fees and Costs. In connection with any litigation arising out of the enforcement or interpretation of any of the terms of this Contract, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in said litigation, including those incurred upon appeal.

J.         Failure of Performance. If Buyer fails to perform this Contract within the time specified, including payment of all deposits, the deposits paid by Buyer may be retained by or for the account of Seller as agreed upon liquidated damages, consideration for the execution of this Contract and in full settlement of any claims; whereupon, Buyer and Seller shall be relieved of all obligations under this Contract, or Seller, at Seller's option, may proceed in equity to enforce Seller's rights under this Contract. If, for any reason other than failure of Seller to make Seller's title marketable after diligent effort, Seller fail, neglect or refuse to perform this Contract, Buyer may seek specific performance or elect to receive the return of Buyer's deposits without thereby waiving any action for damages resulting from Seller's breach.

K.        Contract Not Recordable, Persons Bound and Notice: Neither this Contract nor any notice thereof shall be recorded in any public records. This Contract shall bind and inure to the benefit of the parties hereto and their successors in interest. Whenever the context permits, singular shall include the plural and one gender shall include all. Notice given by or to the attorney for either party shall be as effective as if given by or to said party.

L.        Conveyance. Seller shall convey title to the aforesaid real property by statutory warranty deed subject only to matters contained herein

M.       Other Agreements. No prior or present agreements or representations shall be binding upon any of the parties hereto unless incorporated in this Contract. No modification or change in this Contract shall be valid or binding upon the parties unless in writing, executed by the parties to be bound thereby.

N.        Radon Gas. Radon is a naturally occurring radioactive gas that, when it has been accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.